                                                                  EXHIBIT (d)(5)

                                OPTION AGREEMENT

                  AGREEMENT, dated as of March 30, 2000 between MORGAN GUARANTY TRUST COMPANY OF NEW YORK ("MGT" and, in its capacity as holder of the option granted hereunder, together with its successors and permitted assignees the "OPTIONHOLDER") and WSI INC., a Delaware corporation ("WSI").

                  WHEREAS, H. Christopher Whittle ("WHITTLE"), the owner of all the shares of capital stock of WSI, has entered into an Amended and Restated Credit Agreement dated as of February 29, 2000 with MGT, as Lender and as Agent (the "CREDIT AGREEMENT");

                  WHEREAS, WSI is a holder of shares of Class A common stock, par value $.01 per share (the "SHARES"), of Edison Schools Inc., a Delaware corporation (the "COMPANY");

                  WHEREAS, pursuant to Section 3.05(b) of the Credit Agreement, it is a condition to MGT's obligation as Lender to make certain loans to Whittle thereunder that WSI shall have granted certain options on Shares to the Optionholder by executing this Agreement, and WSI is willing to do so;

                  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  STOCK OPTION


                  Section 1.01 GRANT OF STOCK OPTION. (a) WSI hereby grants to Optionholder an irrevocable option (the "OPTION") to purchase a number of Shares determined as set forth below (the "OPTIONED SHARES") at a purchase price of $3.00 per Optioned Share (the "PURCHASE PRICE"), such amount being subject to adjustment from time to time pursuant to Section 1.06.


                  (b) The number of Shares constituting the "OPTIONED SHARES" shall as of the date hereof be 117,500, such amount being subject to adjustment from time to time pursuant to Section 1.06.

                  (c) "MARKET PRICE PER COMMON SHARE" for any day shall be the price determined pursuant to whichever of the following clauses (1) or (2) is applicable on the next preceding day on which the exchange or market in question is open for business: (1) the last sale price of Shares on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Shares are then listed or admitted to trading, or (2) if no Shares are then listed or admitted to trading on any national securities exchange but the Shares are designated as a national market system security by the National Association of Securities Dealers, the last trading price of the Shares on such date, or if the Shares are not so designated, the average of the reported closing bid and asked prices thereof on such date as shown by the NASD automated quotation system or, if no Shares are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any successor organization, and in any case as reported by any member firm of the New York Stock Exchange selected by the Company, PROVIDED that if no Shares are then listed or admitted to trading on any national exchange or designated as a national market system security and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the Market Price per Common Share for any day shall be the fair value of a Share as determined in good faith by the Optionholder.

                  Section 1.02 EXERCISE OF OPTION. (a) Subject to the conditions set forth in Section 1.05 hereof, the Option may be exercised by Optionholder, in whole or in part, at any time or from time to time after the date hereof and on or prior to the earlier to occur of (i) April 30, 2004 or, if later, the date 30 days after the release of the First Vantage lien referred to below and (ii) the sale or other disposition of the Optioned Shares by MGT in its capacity as agent and secured party (in such capacity, the "SECURITY AGENT") under the Guarantor Security Agreement dated as of February 10, 1995 (as amended to the date hereof and as amended from time to time thereafter, the "SECURITY AGREEMENT") between WSI and the Security Agent in connection with any exercise of remedies thereunder, PROVIDED that the Option may not be exercised while the lien of First Vantage Bank - Tennessee (as successor to First Knoxville Bank) on the Optioned Shares continues to exist. In the event that Optionholder wishes to exercise the Option for all or some of the Optioned Shares, Optionholder shall send a written notice (the "EXERCISE NOTICE") to the Escrow Agent (as defined in Section 1.04) or (if the Optioned Shares are still held by the Security Agent) the Security Agent, specifying the total number of Optioned Shares it wishes to purchase pursuant to such exercise and the place, the date (which must be a business day not less than one nor more than 20 business days (as defined in the Credit Agreement) from the date of the Exercise Notice), and the time for the closing of such purchase, PROVIDED that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable.

                  Each closing of a purchase of Optioned Shares (a "CLOSING") shall take place at the place, on the date and at the time designated by Optionholder in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 1.05 shall not have been satisfied (or waived by WSI), Optionholder may postpone the Closing until a date within five business days after such conditions are satisfied.

                  (b) Optionholder shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Optioned Shares hereunder, provided that once Optionholder has delivered to WSI an Exercise Notice, subject to the terms and conditions of this Agreement, Optionholder shall be bound to effect the purchase as described in such Exercise Notice.

                  Section 1.03 CLOSING. At a Closing, (a) WSI shall cause whichever of the Escrow Agent or the Security Agent holds them to deliver to Optionholder a certificate or certificates (the "CERTIFICATES") representing the Optioned Shares, duly endorsed or accompanied by stock powers duly executed in blank and (b) Optionholder shall pay, at its election, (x) by wire transfer of immediately available funds to a bank account designated by WSI (which shall be a collateral account with the Security Agent if the Optioned Shares are still held by the Security Agent) an amount equal to the number of Optioned Shares being purchased at such Closing multiplied by the Purchase Price or (y) by receiving from WSI the number of Optioned Shares equal to the number of Optioned Shares otherwise issuable upon such exercise less the number of Optioned Shares having a value on the date of exercise equal to the Purchase Price applicable to the number of Optioned Shares for which this Option is being exercised. For the purposes of clause (y) above, such per Share value shall be the Market Value per Common Share for the date of such Closing.

                  Section 1.04 HOLDING OF OPTIONED SHARES; DEPOSIT IN ESCROW.
(a) The Optioned Shares are currently being held by the Security Agent pursuant to the Security Agreement, subject to the first lien on the Security Agent on behalf of the Optionholder, and as bailee for First Vantage Bank - Tennessee (as successor to First Knoxville Bank), which has a second lien on the Optioned Shares.

                  (b) Concurrently with the execution and delivery of this Agreement, WSI, Optionholder, the Security Agent and MGT, in its capacity as escrow agent (in such capacity, the "ESCROW AGENT"), shall execute an Agreement regarding the Optioned Shares in the form attached hereto as Annex A (the "ESCROW AGREEMENT").

                  (c) Upon the release of the lien on the Optioned Shares pursuant to the terms of the Security Agreement, WSI shall cause the Security Agent to deliver a certificate or certificates representing all of the Optioned Shares determined as of that time to the Escrow Agent, duly endorsed in blank for transfer pursuant to the Escrow Agreement. If the number of Optioned Shares shall thereafter increase pursuant to Section 1.06, then WSI shall promptly deliver one or more additional certificates representing such additional Optioned Shares to the Escrow Agent in the manner and form prescribed herein. Optioned Shares so delivered to the Escrow Agent shall remain subject to the Escrow Agreement until the earlier of (i) the purchase of all such Optioned Shares by the Optionholder hereunder or (ii) termination of this Agreement.

                  Section 1.05 CONDITIONS TO WSI'S OBLIGATIONS. The obligation of WSI to sell Optioned Shares at any Closing is subject to the following conditions:


                           (i) The representation and warranty of
                  Optionholder contained in Article III shall be true and correct in all material respects on the date thereof.

                           (ii) There shall be no preliminary or
                  permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.


                  Section 1.06 ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER. In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, transfer or sale of all or substantially all of the assets of the Company or other similar changes in the corporate or capital structure of the Company which would have the effect of diluting the Optionholder's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Optioned Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Optionholder shall receive upon exercise of the Option, the number and class of shares or other securities or property that the Optionholder would have received in respect of the Optioned Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. WSI shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF WSI

                  WSI represents and warrants to the Optionholder that:

                  Section 2.01 VALID TITLE. WSI is the sole, true, lawful and beneficial owner of the Optioned Shares with no restrictions on WSI's voting rights or rights of disposition pertaining thereto other than the Shareholders' Agreement, the Credit Agreement and the Security

Agreement. At any Closing, WSI will convey good and valid title to the Optioned Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests, except, if still existing, the first lien of the Security Agent under the Security Agreement. None of the Optioned Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares other than the Shareholders' Agreement, the Credit Agreement and the Security Agreement.

                  Section 2.02 NON-CONTRAVENTION. The execution, delivery and performance by WSI of this Agreement and the consummation of the transactions contemplated hereby (i) do not violate the Shareholders' Agreement and (ii) do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of WSI or to a loss of any benefit of WSI under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on WSI or result in the imposition of any lien on any asset of WSI.

                  Section 2.03 BINDING EFFECT. This Agreement is the valid and binding agreement of WSI, enforceable against WSI in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                  Section 2.04 NO PRIOR PROXIES FOR OR ENCUMBRANCES ON SHARES. Prior to the date hereof, WSI has not, except as set forth in Exhibit C to the Credit Agreement, directly or indirectly, (i) granted any proxies or entered into any voting trust or other agreement or arrangement with respect to the voting of any Shares held by it or (ii) acquired, sold, assigned, transferred, encumbered or otherwise disposed of, or entered into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares.

                                  ARTICLE III

                               REPRESENTATION AND
                            WARRANTY OF OPTIONHOLDER

                  Optionholder represents and warrants to WSI:

                  Section 3.01 ACQUISITION FOR OPTIONHOLDER'S ACCOUNT. Any Optioned Shares to be acquired upon exercise of the Option will be acquired by Optionholder for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933.

                                   ARTICLE IV

                                COVENANTS OF WSI

                  WSI hereby covenants and agrees that:

                  Section 4.01 NO PROXIES FOR OR ENCUMBRANCES ON SHARES. WSI shall at all times during the term of the Option own, free and clear of any and all claims, liens, charges, encumbrances and security interests other than pursuant to the Credit Agreement and Security Agreement, a number of Shares equal to the Optioned Shares, and except pursuant to the terms of this Agreement and the Security Agreement, from and after the date hereof WSI shall not, without the prior written consent of Optionholder, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of such number of Shares held by it.

                                   ARTICLE V

                                  MISCELLANEOUS

                  Section 5.01 EXPENSES. All costs and expenses, including without limitation Optionholder's legal expenses, incurred in connection with the preparation, amendment, administration or enforcement of this Agreement, shall be paid by WSI (but any payment on account thereof made by Whittle shall satisfy WSI's obligation under this Section 5.01).

                  Section 5.02 FURTHER ASSURANCES. In the event the Optionholder exercises the Option, the Optionholder and WSI will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Optionholder to exercise and enjoy all benefits and rights of WSI with respect to the Optioned Shares.

                  Section 5.03 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect; all necessary registrations and filings, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

                  Section 5.04 SPECIFIC PERFORMANCE. The parties hereto agree that Optionholder would be irreparably damaged if for any reason WSI failed to sell the Optioned Shares (or other securities deliverable pursuant to Section 1.06) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that Optionholder would not have an adequate remedy at law for money damages in such event. Accordingly, Optionholder shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by WSI. This provision is without prejudice to any other rights that the Optionholder may have against WSI for any failure to perform its obligations under this Agreement.

                  Section 5.05 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by registered or certified mail (postage prepaid, return receipt requested) or by confirmed facsimile to such party at its address set forth on the signature page hereto.

                  Section 5.06 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except insofar as the first sentence of Section 2.01 does not apply to Optioned Shares already purchased by the Optionholder, all representations and warranties contained in this Agreement shall survive delivery of and payment for the Optional Shares.

                  Section 5.07 AMENDMENTS; TERMINATION. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. Except as regards Section 5.01, this Agreement shall terminate upon the earlier of (a) the transfer of all of the Optioned Shares to Optionholder pursuant to Section 1.03 or (b) the end of the period during which the Option may be exercised.

                  Section 5.08 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, provided that Optionholder may assign its rights and obligations to any affiliate of Optionholder.

                  Section 5.09 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

                  Section 5.10 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.





                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              MORGAN GUARANTY TRUST
                                                   COMPANY OF NEW YORK


                                              By   /s/ Jeffrey Westcott
                                                   --------------------
                                                   Title: Vice President

                                                   345 Park Avenue
                                                   New York, NY 10154


                                              WSI INC.


                                              By   /s/ H. Christopher Whittle
                                                   --------------------------
                                                   Title: President

                                                   521 Fifth Avenue, 16th Floor
                                                   New York, New York 10175